Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York The Woodlands Washington, DC
August 23, 2011
American Midstream Partners, LP
1614 15th Street, Suite 300
Denver, Colorado 80202
Gentlemen:
     We have acted as counsel to American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 303,602 units representing limited partner interests in the Partnership (the “Units”), for issuance under the American Midstream GP, LLC Amended and Restated Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the Certificate of Limited Partnership of the Partnership, (c) the Second Amended and Restated Limited Partnership Agreement of the Partnership (the “Partnership Agreement”), (d) the Certificate of Formation of American Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “Company”), (e) the Amended and Restated Limited Liability Company Agreement of the Company, as amended, (f) certain resolutions of the Board of Directors of the Company, and (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. We have also assumed that all Units will be issued in the manner contemplated in the Plan and the registration Statement. We have not independently verified any factual matter relating to this opinion.
     In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Units have

American Midstream Partners,LP
August 23, 2011

been duly authorized and, when the Units have been issued and delivered in accordance with the Plan and the Registration Statement, will be validly issued and holders of such Units, in their capacity as limited partners of the Partnership, will have no obligation to make any further payments or contributions to the Partnership by reason of their ownership of such Units.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.
     This opinion is rendered as of the date hereof, and we disclaim any obligation or undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,
/s/ Andrews Kurth LLP